August 19, 2026
Jerry Stumbo
825 Town & Country
Suite 1500
Houston, TX 77024

Dear Jerry:

We are pleased to offer you the position of Executive Vice President, Refining & Logistics at the headquarters office In Houston, Texas reporting to Will Monteleone, CEO. Your employment will be with Par Petroleum, LLC, a subsidiary of Par Pacific Holdings, Inc. (the “Company” or “Par Pacific”). Par Pacific and its affiliates operate across refining, logistics, retail, and corporate functions. Our mission Is Humbly Serving Communities, and we do this by living our RICH values: Respect for Others, Integrity, Collaborative Innovation, and Heart. We are excited for you to join us in this mission.

Should you accept this offer and commence employment, you will be eligible for the following in accordance with current Company policies and practices.
1.Start Date: We look forward to welcoming you on your anticipated start date of September 28, 2026, or other agreed-upon date that is confirmed in writing.

2.Base Pay: Your starting salary will be an annualized amount of $535,000 per year, less applicable withholdings and deductions and paid bi-weekly in accordance with our regular payroll practices. Your wages, benefits, and other terms of employment will be provided in accordance with applicable Company policies and practices. Please note that your compensation may be reviewed and prospectively adjusted from time to time.
3.Sign-on Cash Bonus: As part of the employment offer, the Company agrees to pay you a cash sign-on bonus of $300,000 once employment commences that will be reflected on your first paycheck. Should you leave the Company employment prior to completing 24 consecutive months of employment for any reason other than layoff, you agree to repay the gross amount of the bonus, which shall be due immediately and which may, at the Company’s option, be deducted from any compensation payment made to you. You agree that if you fail to repay the Company pursuant to the terms of this Agreement and Par Pacific is required to put the matter into collections or otherwise institute legal action, you will be required to pay Par Pacific its costs and reasonable attorneys’ fees.
4.Sign-On Restricted Stock Incentive: As a sign-on grant, subject to the approval of the Compensation Committee of the Board of Directors of Par Pacific Holdings, Inc., you will be granted a value of $2,000,000 in restricted stock of the Company. The restricted stock will be subject to the terms and conditions of the Par Pacific Holdings, Inc. 2026 Long Term Incentive Plan. The actual number of shares granted will be determined consistent with the current Company equity plans at the discretion of the Compensation Committee. The terms of any restricted stock grants will be customary awards of this type and include key terms such as a vesting schedule under which shares will vest over a three (3) year period.

5.Relocation Package: To help support your move to the Houston area, you are eligible for relocation package pursuant to the terms and conditions of the Company’s relocation program through

Altair Global. The program includes payment/reimbursement for certain moving-related expenses and a flex fund of $50,000 to help cover other relocation expenses. You agree that you are responsible for any tax liability resulting from reimbursements that you receive through the program. A comprehensive Relocation Guide outlining the program’s benefits and terms will be provided to you through Altair Global. You agree that if you choose not to relocate, or if your employment ends for any reason (other than layoff) within 24 months of your start date, you will be obligated to repay the Company for any relocation expenses reimbursed through this program. Such repayment will be due on your last date of employment and may be deducted, in whole or in part, from your final wages, except to the extent prohibited by applicable law. You agree that if you fail to repay the full amount owed within 14 days after the due date, the Company will be able to pursue any and all available legal remedies against you and will have the right to seek repayment from you for its reasonable attorneys’ fees and costs.

6.Annual Incentive Program: You will be eligible to participate in our Annual Incentive Program (“AIP”), which offers a target Incentive opportunity of 85% of your base salary earned during the performance year. AIP awards, if any, are typically paid in the first half of the calendar year following the performance year. Your eligibility to participate in the Company’s AIP will start with the 2026 performance year. AIP payouts are based on Company financial and operational performance goals as well as individual performance. Performance goals and target percentages are subject to approval by the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”); award payments are not guaranteed.

7.Long-Term Incentive Pay Potential: You will be considered for a stock award under our Long-Term Incentive Plan (“LTIP”). Your target long-term incentive opportunity is 180% of your annual base salary and is comprised of restricted stock of Par Pacific Holdings, Inc.

Any LTIP awards granted to you will be subject to the terms and conditions of the Par Pacific Holdings, Inc. 2026 Long-Term Incentive Plan, or any applicable amended versions thereof (the “LTIP Plan”). Your first potential LTIP award, if approved, would typically be issued in the first quarter of the calendar year following your start date, with the number of shares determined in accordance with the Company’s equity plans. Any restricted stock award granted under the LTIP Plan will generally vest over three (3) years, with one-third (1/3) of the shares vesting on each annual anniversary of the grant date, subject to your continued employment through each applicable vesting date and the terms of the applicable stock award agreement and LTIP Plan.

LTIP awards are discretionary, based on both Company and individual performance, and are subject to approval by the Compensation Committee. Receiving a grant in one year does not guarantee future awards. All payments, eligibility, and administration of the LTIP will follow the plan’s governing terms and related stock agreements.

8.Benefits: You will be eligible for our comprehensive benefits program, which includes health, dental, vision, and other coverage options. You will receive a summary of the program separately, and more detailed information will be shared during onboarding to help you make the most of the available options. The Company’s benefit plans are likewise subject to prospective change and modification as set forth in the applicable plan documents.

9.Paid Time Off: Beginning on your hire date, you will be eligible to participate in our Unlimited Paid Time Off (UPTO) program. This program allows you the flexibility to take time away from work for rest, relaxation, and personal needs, with advance approval from your supervisor. Time off should be planned responsibly to ensure business needs are met while supporting a healthy work-life balance.

10.Pre-Employment Requirements: This offer is contingent upon timely and successful completion of the Company’s standard pre-employment process, with results acceptable to the Company. This includes a background check (which may Include reference checks, verification of your education, criminal history, and/or motor vehicle record checks), and drug screening.

11.Work Authorization: As required by federal law, you must also complete a Form I-9 and provide acceptable documentation of your identity and authorization to work in the United States within three (3) business days of your start date.

12.Employment Relationship: This letter does not constitute an employment agreement between you and the Company. Employment with the Company is “at will,” meaning that it Is for no fixed duration and can be terminated by you or the Company at any time, with or without advance notice or cause. Likewise, the Company may make decisions regarding other terms of your employment at any time, with or without cause, Including. but not limited to, promotion, transfer, compensation. benefits, title, duties, discipline, and demotion.

13.Policy Review and Acknowledgement: By accepting this offer, you confirm that you are not bound by any agreement or restriction that would prevent you from performing your duties for the Company. During the pre-employment process, you will have an opportunity to view and acknowledge applicable policies, including the Employee Handbook, Confidentiality and Inventions Agreement, the Business Code of Conduct, and also to disclose any Information relevant to compliance with those policies.

14.Electronic Signatures and Delivery: You may sign this letter electronically, and a copy sent by email or other electronic means will be treated as an original. The Company may also provide required documents or notices electronically, and by signing you agree to receive and sign documents in this manner.

15.Entire Understanding: This letter supersedes any prior discussions or representations regarding your employment and, together with referenced policies and plans, constitutes the complete understanding between you and the Company regarding the terms of your offer of employment.

16.Offer Expiration: If not accepted, this offer will expire at the close of business on August 24, 2026. We are excited to welcome you to our team and we look forward to the contributions you will make and the ways we can grow together. Please contact your recruiter or the hiring manager with any questions you may have regarding this offer.

Sincerely,

/s/ Matthew Legg
Matthew Legg
SVP, Chief Human Resources Officer
Par Pacific Holdings, Inc.

ACCEPTED AND AGREED:
Jerry Stumbo

/s/ Jerry Stumbo
(Signature)
8/20/2026
(Date) MM/DD/YYYY

Anticipated Start Date: September 28, 2026